Exhibit 99.2

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  April 27, 2012
(Date of earliest event reported)

FORD MOTOR COMPANY
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-3950	38-0549190
(Commission File Number)	(IRS Employer Identification No.)

One American Road, Dearborn, Michigan	48126
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code 313-322-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

Ford Motor Company ("Ford") hereby incorporates by reference its news release dated April 27, 2012, which is filed as Exhibit 99 hereto.

Ford will conduct two conference calls on April 27, 2012 to review preliminary first quarter 2012 financial results.  Beginning at 9:00 a.m., Ford President and Chief Executive Officer Alan Mulally and Executive Vice President and Chief Financial Officer Bob Shanks will host a presentation for the investment community and news media.  Investors may access this presentation by dialing 877-703-6106 (or 1-857-244-7305 from outside the United States).  The passcode for either telephone number is a verbal response of "Ford Earnings."

At 11:00 a.m., Ford Vice President and Treasurer Neil Schloss, Ford Motor Credit Company Chief Financial Officer Mike Seneski, and Ford Vice President and Controller Stuart Rowley will host a presentation for fixed income analysts and investors.  Investors may access this presentation by dialing 866-318-8620 (or 1-617-399-5139 from outside the United States).  The passcode for either telephone number is a verbal response of "Ford Fixed Income."

A listen-only webcast and supporting presentation materials for these calls is available on the Internet at www.shareholder.ford.com.  Investors also may access replays of the presentations beginning after 2:00 p.m. the day of the event through Friday, May 4, 2012 by dialing 888-286-8010 (or 1-617-801-6888 from outside the United States).  The passcode for replays of the earnings call is 30216108; the passcode for replays of the fixed income call is 33395660.  All times referenced above are in Eastern Time.

Please note that Exhibit 99 to this Form 8-K discusses various financial measures "excluding special items" and/or with other adjustments.  The most directly comparable financial measures calculated and presented in accordance with U.S. Generally Accepted Accounting Principles ("GAAP") are these same measures including special items and/or without adjustments.  We believe that showing these measures on a basis that excludes special items and/or includes other adjustments is useful to investors, because it allows investors to evaluate our results excluding or adjusting for items related to our efforts to match production capacity and cost structure to market demand and changing model mix, as well as items that we do not necessarily consider to be indicative of earnings from ongoing operating activities.

In addition, Exhibit 99 discusses our key cash metrics, Automotive operating-related cash flow (which we believe best represents the ability of our Automotive operations to generate cash), and Automotive gross cash (including cash and cash equivalents and net marketable securities).  We believe that Automotive operating-related cash flow is useful to investors because it includes elements that we consider to be related to our operating activities (e.g., capital spending), and excludes cash flow elements that we do not consider to be related to the ability of our operations to generate cash.  The most comparable GAAP measure is Cash flows from operating activities of continuing operations on our statement of cash flows.  The most comparable GAAP measure for Automotive gross cash is the sum of the individual line items on our balance sheet for each of the elements within that measure (Cash and cash equivalents and Marketable securities).

Item 9.01. Financial Statements and Exhibits.

EXHIBITS*

Designation	Description	Method of Filing

Exhibit 99	News Release dated April 27, 2012	Filed with this Report

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORD MOTOR COMPANY
(Registrant)

Date: April 27, 2012	By:	/s/ Louis J. Ghilardi
Louis J. Ghilardi
Assistant Secretary

________
*  Any reference in the attached exhibit(s) to our corporate website(s) and/or other social media sites or platforms, and the contents thereof, is provided for convenience only; such websites or platforms and the contents thereof are not incorporated by reference into this Report nor deemed filed with the Securities and Exchange Commission.

EXHIBIT INDEX

Designation	Description

Exhibit 99	News Release dated April 27, 2012

Exhibit 99

| News

FORD EARNS FIRST QUARTER PRE-TAX OPERATING PROFIT OF $2.3 BILLION AND NET INCOME OF $1.4 BILLION +

•
First quarter pre-tax operating profit was $2.3 billion, or 39 cents per share, a decrease of $544 million from first quarter 2011. Ford has posted a pre-tax operating profit for 11 consecutive quarters

•
First quarter net income was $1.4 billion, or 35 cents per share, a decrease of $1.2 billion from first quarter 2011. About half of the decrease is due to higher tax expense in first quarter 2012, with the balance reflecting lower operating results and increased special charges

•	Automotive pre-tax operating profit was $1.8 billion for the first quarter, a decrease of $294 million from first quarter 2011

•
North America pre-tax profits were $2.1 billion, an increase of $289 million from first quarter 2011. This is the highest quarterly profit since at least 2000 when the company started reflecting North America as a separate business unit

•	Ford Credit reported a pre-tax operating profit of $452 million for the first quarter, a decrease of $261 million from first quarter 2011

•	Revenue was $32.4 billion in the first quarter, a decrease of about $700 million from first quarter 2011

•	Ford generated positive Automotive operating-related cash flow of about $900 million in the first quarter. Ford had Automotive gross cash of $23 billion as of March 31, 2012

•	Automotive debt was $13.7 billion at the end of the first quarter, a decrease of $2.9 billion from first quarter 2011

•	Automotive gross cash exceeded debt by $9.3 billion, a net cash improvement of $4.6 billion compared to first quarter 2011

•	Ford ended the first quarter with $32.9 billion in total Automotive liquidity

•	Ford plans to offer a voluntary lump-sum payment option to eligible U.S. salaried retirees and U.S. salaried former employees to settle future pension obligations

•	Ford continues to expect solid results for 2012, with total company pre-tax operating profits about equal to 2011

Financial Results Summary+	First Quarter
	2011	2012	B/(W) 2011

Wholesales (000)++	1,403	1,358	(45)
Revenue (Bils.)++	$33.1	$32.4	$(0.7)

Operating results
Pre-tax results (Mils.) ++	$2,837	$2,293	$(544)
After-tax results (Mils.)+++	1,980	1,578	(402)
Earnings per share+++	0.47	0.39	(0.08)

Special items pre-tax (Mils.)	$(61)	$(255)	$(194)

Net income / (loss) attributable to Ford
After-tax results (Mils.)	$2,551	$1,396	$(1,155)
Earnings per share	0.61	0.35	(0.26)

Automotive
Operating-related cash flow (Bils.)	$2.2	$0.9	$(1.3)

Gross cash (Bils.)	$21.3	$23.0	$1.7
Debt (Bils.)	16.6	13.7	2.9
Net cash (Bils.)	$4.7	$9.3	$4.6

See end notes on page 7.

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DEARBORN, Mich., April 27, 2012 – Ford Motor Company [NYSE: F] today reported 2012 first quarter pre-tax operating profit of $2.3 billion, or 39 cents per share, and net income of $1.4 billion, or 35 cents per share, led by strong performance in North America and Ford Credit. Ford has now been profitable on a pre-tax operating basis for 11 consecutive quarters.

“Our team delivered a solid performance during the first quarter, with particularly strong results in North America, despite a challenging global external environment,” said Alan Mulally, Ford president and CEO. “We remain focused on investing for future growth and developing outstanding products with segment-leading quality, fuel efficiency, safety, smart design and value.”

The results compare to 2011 first quarter net income of $2.6 billion, or 61 cents per share, and pre-tax operating profit of $2.8 billion, or 47 cents per share, adjusted for the tax valuation allowance release. Lower wholesale volumes, reflecting in part weaker economic conditions in Europe, contributed to the decline from a year ago.

First quarter 2012 net income was affected by the impact of the higher tax expense compared to a year ago, resulting from the release of the tax valuation allowance in fourth quarter 2011. The increase in non-cash tax expense explains about half of the decrease in net income, with the balance reflecting lower operating results and increased special charges, primarily buyouts of hourly workers in the U.S. as part of the 2011 UAW agreement.

Ford finished the first quarter with Automotive gross cash of $23 billion, compared with $21.3 billion as of March 31, 2011, and $22.9 billion as of Dec. 31, 2011. Ford had total Automotive debt of $13.7 billion as of March 31, 2012, compared with $16.6 billion as of March 31, 2011, and $13.1 billion as of Dec. 31, 2011. Total Automotive liquidity at the end of the first quarter was $32.9 billion, including all available credit lines. This compares to $30.7 billion as of March 31, 2011, and $32.4 billion as of Dec. 31, 2011.

Ford generated positive Automotive operating-related cash flow of $900 million in the first quarter, the eighth consecutive quarter of positive performance. First quarter liquidity actions also included the successful amendment and extension of the company’s revolving credit facility, resulting in commitments of $9 billion through November 2015 and an additional $300 million through November 2013.

As part of the company’s long-term strategy to de-risk its global funded pension plans, Ford announced today that it will offer to about 90,000 eligible U.S. salaried retirees and U.S. salaried former employees the option to receive a voluntary lump-sum pension payment. If an individual elects to receive the lump-sum payment, the company’s pension obligation to the individual will be settled. This is the first time a program of this type and magnitude has been offered by a U.S. company for ongoing pension plans. Payouts will start later this year and will be funded from existing pension plan assets. This is in addition to the lump-sum pension payout option available to U.S. salaried future retirees as of July 1, 2012.

“Continuing to improve the underlying strength of our balance sheet remains a fundamental part of financing the One Ford plan,” said Bob Shanks, Ford executive vice president and chief financial officer. “Providing the option of a lump-sum payment to current salaried U.S. retirees and former employees will reduce our pension obligations and balance sheet volatility.”

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FIRST QUARTER HIGHLIGHTS

•	Introduced new EcoSport, Fusion, B-MAX, Fiesta ST, Kuga, as well as Lincoln MKZ Concept and Tourneo Custom Concept
•	Opened CFMA Chongqing Assembly, increasing Ford’s passenger car capacity in China by one-third to 600,000 units
•	Delivered 4 millionth SYNC system in the U.S. and announced SYNC in Europe beginning with new B-MAX
•	Paid first quarterly dividend since 2006 and declared a second quarter dividend
•	Completed amendment and extension of revolving credit facility with a total of $9 billion committed through November 2015

AUTOMOTIVE SECTOR

Automotive Sector*	First Quarter
	2011	2012	B/(W) 2011

Wholesales (000)	1,403	1,358	(45)
Revenue (Bils.)	$31.0	$30.5	$(0.5)
Pre-tax results (Mils.)	$2,131	$1,837	$(294)
* Excludes special items

Total Automotive pre-tax operating profit in the first quarter was $1.8 billion, a decrease of $294 million from first quarter 2011. The decrease is explained by higher costs across the regions and unfavorable exchange rates. This was offset partially by higher net pricing and lower net interest expense.

Total vehicle wholesales in the first quarter were about 1.4 million units, a decline of 45,000 units from first quarter 2011. Lower wholesales in Europe and Asia Pacific Africa were offset partially by higher wholesales in North America and South America.

Total Automotive revenue in the first quarter was $30.5 billion, down $500 million from first quarter 2011.

North America: In the first quarter, North America reported a pre-tax operating profit of $2.1 billion, compared with a profit of $1.8 billion a year ago. This was the highest quarterly profit for the region since at least 2000, when the company started reflecting North America as a separate business unit. The operating margin also improved to 11.5 percent from 10.3 percent a year ago. The increase in profits is explained by favorable volume and mix – mainly higher U.S. industry volume, higher net pricing, lower contribution costs, and lower compensation. This was offset partially by higher structural costs. Wholesales in the first quarter were 651,000 units, up 36,000 units from a year ago. Revenue in the first quarter was $18.6 billion, up $700 million from a year ago.

South America: In the first quarter, South America reported a pre-tax operating profit of $54 million, compared with a profit of $210 million a year ago. The decrease is more than explained by higher costs, primarily contribution costs, and unfavorable exchange rates. Although net pricing was favorable, the company was not able to offset exchange and economic factors to the degree it has in the past. Wholesales in the first quarter were 118,000 units, up 4,000 units from a year ago. Revenue in the first quarter was $2.4 billion, up $100 million from a year ago.

Europe: In the first quarter, Europe reported a pre-tax operating loss of $149 million, compared with a profit of $293 million a year ago. The decrease is primarily explained by lower industry volumes, lower demand for parts and accessories, and actions to reduce dealer stocks consistent with industry levels. Contribution and pension-related cost increases were offset partially by reductions in other structural costs. Wholesales in the first quarter were 372,000 units, down 60,000 units from a year ago. Revenue in the first quarter, which excludes sales at unconsolidated joint ventures, was $7.2 billion, a decline of
$1.5 billion from a year ago.

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Asia Pacific Africa: In the first quarter, Asia Pacific Africa reported a pre-tax operating loss of $95 million, compared with a profit of $33 million a year ago. The decline reflects higher costs associated with continued investment for future growth that precede the benefit of new products across the region. This was exacerbated, to some extent, by a slower-than-planned launch of the new global Ranger pickup truck from the company’s facilities in Thailand and South Africa. Wholesales in the first quarter were 217,000 units, down 25,000 units from a year ago. Revenue in the first quarter, which excludes sales at unconsolidated joint ventures, was $2.3 billion, up $200 million from a year ago.

Other Automotive: In the first quarter, Other Automotive reported a loss of $106 million, compared with a loss of $249 million a year ago. The improvement reflects lower interest expense related to the company’s 2011 debt reduction actions, and the non-recurrence of market valuation losses associated with Ford’s investment in Mazda.

FINANCIAL SERVICES SECTOR

Financial Services Sector	First Quarter
	2011	2012	B/(W) 2011
Revenue (Bils.)	$2.1	$1.9	$(0.2)
Ford Credit pre-tax results (Mils.)	$713	$452	$(261)
Other Financial Services pre-tax results (Mils.)	(7)	4	11
Financial Services pre-tax results (Mils.)	$706	$456	$(250)

For the first quarter, the Financial Services sector reported a pre-tax operating profit of $456 million, compared with a profit of $706 million a year ago.

Ford Motor Credit Company: In the first quarter, Ford Credit reported a pre-tax operating profit of $452 million, compared with a profit of $713 million a year ago. The decrease, which is in line with expectations, is primarily explained by fewer lease terminations, which resulted in fewer vehicles sold at a gain.

OUTLOOK 2012

Ford remains focused on delivering the key aspects of the One Ford plan, which are unchanged:

•	Aggressively restructuring to operate profitably at the current demand and changing model mix
•	Accelerating the development of new products that customers want and value
•	Financing the plan and improving the balance sheet
•	Working together effectively as one team, leveraging Ford’s global assets

As previously announced, Ford revised its guidance for the U.S. and European industries and U.S. market share from the estimates provided at the 2011 fourth quarter earnings announcement. Ford expects U.S. full year industry volume to be in the range of 14.5 million to 15 million vehicles. The company expects European full year industry sales in the 19 markets Ford tracks to be about 14 million units. Both estimates include medium and heavy trucks.

The company expects its full year market share in the U.S. to be lower than 2011, as planned capacity increases will lag demand. Ford continues to expect market share in Europe to be about equal compared to 2011. Ford’s market share in 2011 was 16.5 percent in the U.S. and 8.3 percent in Europe.

Ford’s full year outlook on quality is mixed. The company expects its performance in Europe, South America and Asia Pacific Africa to improve from 2011, and the U.S. to be about the same as last year.

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Ford confirmed that its total company pre-tax operating profit is expected to be about equal to 2011. The company expects pre-tax operating profit in the second half to be slightly higher than the first half due to the cadence of its many product launches and capacity actions. The company also is on track to deliver strong Automotive operating-related cash flow for the year.

Ford reported that its North America operation is expected to achieve significantly higher full year pre-tax profit and operating margin compared with 2011, which will be the key enabler for the company to achieve about the same level of pre-tax profit for 2012 as in 2011.

Ford also continues to expect its South America operation will generate solid profitability for full year 2012, although lower than in 2011; new global products will be launched in the region that will positively impact results primarily in the second half of the year. At the same time, there is some uncertainty in the region, including new trade agreements, the details and impact of which are still being evaluated.

The company continues to expect Ford Europe to incur a full year loss in the range of $500 million to $600 million, with its European operation benefiting from the launch of new products in addition to the completion of stock reduction actions and continued cost reductions that will positively affect results primarily in the second half of the year.

Despite a first quarter loss, Ford Asia Pacific Africa is expected to be profitable for the full year, with increasing volumes as the launch of the Ranger pickup progresses, new production capacity comes on line in China and Thailand, and other new product launches occur in the balance of the year.

Overall, Ford remains on track with its financial metrics for 2012:

•	Automotive pre-tax operating profit to improve from 2011
•	Ford Credit is expected to be solidly profitable, although at a lower level than 2011, with a projected full year pre-tax operating profit of about $1.5 billion
•	Automotive structural costs are expected to increase by less than $2 billion to support higher volumes, new product launches, and global growth plans
•	Although the company expects an increase in commodity costs, the increase is not expected to be material
•	Automotive operating margin is expected to improve from 2011

Ford expects capital expenditures in 2012 to be $5.5 billion to $6 billion as it continues to invest in product and growth plans.

Ford continues to work closely with its suppliers on a daily basis regarding the potential shortage of nylon resins. The company has not had and does not expect any production disruptions.

“We continue to expect 2012 to be a solid year marked by ongoing progress on our commitment to deliver great products, invest for global growth, build a strong business, and provide profitable growth for all,” said Mulally. “We have both challenges and opportunities ahead, but we remain singularly focused on realizing the full potential of the global scale and operating margin benefits inherent in our One Ford plan.”

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Ford’s planning assumptions and key metrics and near-term production volumes are shown below:

	First	Full Year	Full Year
	Quarter	Plan	Outlook
Planning Assumptions
Industry Volume (SAAR)* -- U.S. (Mils.)	14.9	13.5 - 14.5	14.5 - 15.0
-- Europe (Mils.)**	14.1	14.0 - 15.0	About 14

Operational Metrics
Compared with Prior Year:
Market Share -- U.S.	15.2%	About Equal	Lower
-- Europe**	8.5%	About Equal	On Track

Quality	Mixed	Improve	Mixed

Financial Metrics
Compared with Prior Year:
- Automotive Pre-Tax Operating Profit***	$1.8 Bils.	Higher	On Track
- Ford Motor Credit Pre-Tax Operating Profit	$0.5 Bils.	Lower	On Track
- Total Company Pre-Tax Operating Profit***	$2.3 Bils.	About Equal	On Track
- Automotive Structural Costs Increase****	$0.3 Bils.	Less Than $2 Bils.	On Track
- Automotive Operating Margin***	6.4%	Improve	On Track

Absolute Amount:
- Capital Spending (Bils.)	$1.1	$5.5 to $6	On Track

We Are On Track To Deliver Total Company Pre-Tax Operating Profit About The Same As 2011 And Strong Automotive Operating-Related Cash Flow

*	Includes medium and heavy trucks
**	The 19 markets we track
***	Excludes special items; Automotive operating margin is defined as Automotive pre-tax results, excluding special items and Other Automotive, divided by Automotive revenue
****	Structural cost changes are measured primarily at present-year exchange, and exclude special items and discontinued operations

AUTOMOTIVE SECTOR
2012 PRODUCTION VOLUMES*
	2012
	First Quarter		Second Quarter
	Actual		Forecast
		O /(U)		O /(U)
	Units	2011	Units	2011
	(000)	(000)	(000)	(000)
North America	677	20	730	20
South America	97	(15)	115	(15)
Europe	418	(28)	370	(65)
Asia Pacific Africa	213	(23)	260	36
Total	1,405	(46)	1,475	(24)

*	Includes production of Ford brand and JMC brand vehicles to be sold by unconsolidated affiliates

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+
The financial results discussed herein are presented on a preliminary basis; final data will be included in Ford’s Quarterly Report on Form 10-Q for the period ended March 31, 2012.  The following information applies to the information throughout this release:

•	Pre-tax operating results exclude special items unless otherwise noted.
•
See tables following the “Safe Harbor/Risk Factors" for the nature and amount of special items, and reconciliation of items designated as "excluding special items" to U.S. generally accepted accounting principles (“GAAP”).  Also see the tables for reconciliation to GAAP of Automotive gross cash and operating-related cash flow.

•
Discussion of overall Automotive cost changes is measured primarily at present-year exchange and excludes special items and discontinued operations; in addition, costs that vary directly with production volume, such as material, freight, and warranty costs, are measured at present-year volume and mix.

•
Wholesale unit sales and production volumes include the sale or production of Ford-brand and JMC-brand vehicles by unconsolidated affiliates. JMC refers to our Chinese joint venture, Jiangling Motors Corporation. See materials supporting the April 27, 2012 conference calls at www.shareholder.ford.com for further discussion of wholesale unit volumes.

++	Excludes special items.
+++
Excludes special items and “Income/(Loss) attributable to non-controlling interests.”  See tables following “Safe Harbor/Risk Factors” for the nature and amount of these special items and reconciliation to GAAP.

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Safe Harbor/Risk Factors

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on expectations, forecasts, and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

•	Decline in industry sales volume, particularly in the United States or Europe, due to financial crisis, recession, geopolitical events, or other factors;
•	Decline in market share or failure to achieve growth;
•	Lower-than-anticipated market acceptance of new or existing products;
•	Market shift away from sales of larger, more profitable vehicles beyond our current planning assumption, particularly in the United States;
•	An increase in fuel prices, continued volatility of fuel prices, or reduced availability of fuel;
•	Continued or increased price competition resulting from industry excess capacity, currency fluctuations, or other factors;
•	Fluctuations in foreign currency exchange rates, commodity prices, and interest rates;
•	Adverse effects on our operations resulting from economic, geopolitical, or other events;
•
Economic distress of suppliers that may require us to provide substantial financial support or take other measures to ensure supplies of components or materials and could increase our costs, affect our liquidity, or cause production constraints or disruptions;

•
Work stoppages at Ford or supplier facilities or other limitations on production (whether as a result of labor disputes, natural or man-made disasters, tight credit markets or other financial distress, information technology issues, production constraints or difficulties, or other factors);

•	Single-source supply of components or materials;
•	Labor or other constraints on our ability to maintain competitive cost structure;
•	Substantial pension and postretirement health care and life insurance liabilities impairing our liquidity or financial condition;
•	Worse-than-assumed economic and demographic experience for our postretirement benefit plans (e.g., discount rates or investment returns);
•	Restriction on use of tax attributes from tax law “ownership change;”
•	The discovery of defects in vehicles resulting in delays in new model launches, recall campaigns, reputational damage, or increased warranty costs;
•	Increased safety, emissions, fuel economy, or other regulations resulting in higher costs, cash expenditures, and/or sales restrictions;
•	Unusual or significant litigation, governmental investigations or adverse publicity arising out of alleged defects in our products, perceived environmental impacts, or otherwise;
•
A change in our requirements where we have long-term supply arrangements committing us to purchase minimum or fixed quantities of certain parts, or to pay a minimum amount to the seller (“take-or-pay” contracts);

•	Adverse effects on our results from a decrease in or cessation or clawback of government incentives related to investments;
•	Inherent limitations of internal controls impacting financial statements and safeguarding of assets;
•	Cybersecurity risks to operational systems, security systems, or infrastructure owned by us or a third-party vendor, or at a supplier facility;
•	Failure of financial institutions to fulfill commitments under committed credit facilities;
•
Inability of Ford Credit to access debt, securitization, or derivative markets around the world at competitive rates or in sufficient amounts, due to credit rating downgrades, market volatility, market disruption, regulatory requirements, or other factors;

•	Higher-than-expected credit losses, lower-than-anticipated residual values or higher-than-expected return volumes for leased vehicles;
•	Increased competition from banks or other financial institutions seeking to increase their share of financing Ford vehicles; and
•	New or increased credit, consumer, or data protection or other regulations resulting in higher costs and/or additional financing restrictions.

Ford cannot be certain that any expectation, forecast, or assumption made in preparing forward-looking statements will prove accurate, or that any projection will be realized.  It is to be expected that there may be differences between projected and actual results.  Ford's forward-looking statements speak only as of the date of initial issuance, and Ford does not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.  For additional discussion of these risks, see “Item 1A . Risk Factors” of Ford's Annual Report on Form 10-K for the year ended December 31, 2011.

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CONFERENCE CALL DETAILS

Ford Motor Company [NYSE:F] releases its preliminary first quarter 2012 financial results at 7 a.m. EDT today.  The following briefings will be conducted after the announcement:

•
At 9 a.m. EDT, Alan Mulally, president and chief executive officer, Ford Motor Company, and Bob Shanks, executive vice president and chief financial officer, will host a conference call for the investment community and news media to discuss 2012 first quarter financial results.

•
At 11 a.m. EDT, Neil Schloss, vice president and treasurer, Ford Motor Company, Michael Seneski, chief financial officer, Ford Motor Credit Company, and Stuart Rowley, vice president and controller, Ford Motor Company, will host a conference call for fixed income analysts and investors.

Listen-only presentations and supporting materials will be available on the Internet at www.shareholder.ford.com.  Representatives of the news media and the investment community participating by teleconference will have the opportunity to ask questions following the presentations.

Access Information – Friday, April 27
Earnings Call: 9 a.m. EDT
Toll Free: 877.703.6106
International: 857.244.7305
Earnings Passcode: “Ford Earnings”

Fixed Income: 11 a.m. EDT
Toll Free: 866.318.8620
International: 617.399.5139
Fixed Income Passcode: “Ford Fixed Income”

Replays – Available after 2 p.m. the day of the event through Friday, May 4
www.shareholder.ford.com
Toll Free: 888.286.8010
International: 617.801.6888

Passcodes:
Earnings: 30216108
Fixed Income: 33395660

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About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 166,000 employees and about 70 plants worldwide, the company’s automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford’s products, please visit www.ford.com.

# # #

Contact(s):	Media:	Equity Investment	Fixed Income	Shareholder
	Todd Nissen	Community: Larry Heck	Investment Community: Shawn Ryan	Inquiries: 1.800.555.5259 or
	1.313.322.4898	1.313.594.0613	1.313.621.0881	1.313.845.8540
	tnissen@ford.com	fordir@ford.com	fixedinc@ford.com	stockinf@ford.com

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TOTAL COMPANY
CALCULATION OF EARNINGS PER SHARE

	2012 First Quarter
		After-Tax
	Net Income	Operating
	Attributable	Excl.
	to Ford	Special Items

After-Tax Results (Mils.)
After-tax results*	$1,396	$1,578
Effect of dilutive 2016 Convertible Notes**	11	11
Effect of dilutive 2036 Convertible Notes**	-	-
Diluted after-tax results	$1,407	$1,589

Basic and Diluted Shares (Mils.)
Basic shares (Average shares outstanding)	3,803	3,803
Net dilutive options and warrants***	154	154
Dilutive 2016 Convertible Notes	95	95
Dilutive 2036 Convertible Notes	3	3
Diluted shares	4,055	4,055

EPS (Diluted)	$0.35	$0.39

*	Excludes Income / (Loss) attributable to non-controlling interests; special items detailed on page 12
**
As applicable, includes interest expense, amortization of discount, amortization of fees, and other changes in income or loss that result from the application of the if-converted method for convertible securities

***	Net dilutive effect includes approximately 93 million dilutive shares, representing the net share settlement methodology for the 362 million warrants outstanding as of March 31, 2012

TOTAL COMPANY
INCOME / (LOSS) FROM CONTINUING OPERATIONS

	First Quarter
	2011	2012
	(Mils.)	(Mils.)

North America	$1,844	$2,133
South America	210	54
Europe	293	(149)
Asia Pacific Africa	33	(95)
Other Automotive	(249)	(106)
Total Automotive (excl. special items)	$2,131	$1,837
Special items -- Automotive	(61)	(255)
Total Automotive	$2,070	$1,582
Financial Services	706	456
Pre-tax results	$2,776	$2,038
(Provision for) / Benefit from income taxes	(220)	(640)
Net income / (loss)	$2,556	$1,398
Less: Income / (Loss) attributable to non-controlling interests	5	2
Net income / (loss) attributable to Ford	$2,551	$1,396

Memo: Excluding special items
Pre-tax results	$2,837	$2,293
(Provision for) / Benefit from income taxes	(852)	(713)
Less: Income / (Loss) attributable to non-controlling interests	5	2
After-tax results	$1,980	$1,578

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TOTAL AUTOMOTIVE
SPECIAL ITEMS

	First Quarter
	2011	2012
	(Mils.)	(Mils.)
Personnel and Dealer-Related Items
Personnel-reduction actions	$(22)	$(239)
Mercury discontinuation / Other dealer actions	(1)	(16)
Job Security Benefits / Other	(1)	6
Total Personnel and Dealer-Related Items	$(24)	$(249)

Other Items
Debt reduction actions	$(60)	$-
Other (Incl. Foreign Currency Translation Adjustment)	23	(6)
Total Other Items	$(37)	$(6)

Total Special Items	$(61)	$(255)

Memo:
Special Items impact on earnings per share*	$0.14	$(0.04)

*	Includes related tax effect on special items and tax special items not detailed above; see page 11

AUTOMOTIVE SECTOR
NET INTEREST RECONCILIATION TO GAAP

	First Quarter
	2011	2012
	(Mils.)	(Mils.)

Interest expense	$(251)	$(185)
Interest income	85	87
Subtotal	$(166)	$(98)

Adjusted for items included / excluded from net interest
Include: Gains / (Losses) on cash equiv. and marketable securities*	(3)	26
Exclude: Special items	(2)	-
Other	(14)	(18)

Net Interest	$(185)	$(90)

*	Excludes mark-to-market adjustments of our investment in Mazda

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AUTOMOTIVE SECTOR
GROSS CASH RECONCILIATION TO GAAP

	Mar. 31,	Dec. 31,	Mar. 31,
	2011	2011	2012
	(Bils.)	(Bils.)	(Bils.)

Cash and cash equivalents	$12.6	$7.9	$7.3
Marketable securities	8.8	15.0	15.8
Total cash and marketable securities	$21.4	$22.9	$23.1

Securities in transit*	(0.1)	-	(0.1)
Gross cash	$21.3	$22.9	$23.0

*	The purchase or sale of marketable securities for which the cash settlement was not made by period-end and for which there was a payable or receivable recorded on the balance sheet at period end

AUTOMOTIVE SECTOR
OPERATING-RELATED CASH FLOWS RECONCILIATION TO GAAP

	First Quarter
	2011	2012
	(Bils.)	(Bils.)

Cash flows from operating activities of continuing operations	$3.0	$0.9

Items included in operating-related cash flows
Capital expenditures	(0.9)	(1.1)
Proceeds from the exercise of stock options	0.1	-

Items not included in operating-related cash flows
Cash impact of Job Security Benefits and personnel-reduction actions	-	0.1
Pension contributions	0.3	1.1
Tax refunds and tax payments from affiliates	(0.4)	(0.1)
Other	0.1	-
Operating-related cash flows	$2.2	$0.9

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